UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  October 24, 2025
MID PENN BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-13677	25-1666413
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2407 Park Drive Harrisburg, Pennsylvania	1.866.642.7736	17110
(Address of Principal Executive Offices)	(Registrant’s telephone number, including area code)	(Zip Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value per share	MPB	The NASDAQ Stock Market LLC
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b) )

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4( c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

MID PENN BANCORP, INC.
CURRENT REPORT ON FORM 8-K

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2025, Mid Penn Bancorp, Inc. (the “Corporation”) and/or Mid Penn Bank, the Corporation’s primary operating subsidiary (the “Bank”), entered into a new split dollar agreement and supplemental executive retirement plan agreement with Rory G. Ritrievi, President and Chief Executive Officer (“Mr. Ritrievi”).

Split Dollar Agreement

The split dollar agreement provides to Mr. Ritrievi’s designated beneficiary a share in death proceeds payable under one or more life insurance policies owned by the Bank in the event of Mr. Ritrievi’s death while he is still employed by the Bank. The amount payable to Mr. Ritrievi’s beneficiaries is the lesser of: (i) the SERP differential, which is equal to the amount listed on Schedule A of the split dollar agreement opposite the year in which Mr. Ritrievi died, minus the vested death benefit payable under the 2025 SERP (described below); and (ii) the net death proceeds, which is defined as the total death proceeds minus the greater of the cash surrender value of the policies and the aggregate premiums paid by the Bank, plus the vested 2025 SERP death benefit. The Agreement will terminate upon Mr. Ritrievi’s separation from service.

The foregoing summary of the split dollar agreement is not complete and is qualified in its entirety by reference to the full text of the split dollar agreement attached hereto as Exhibit 10.1, and incorporated herein by reference.

The 2025 Supplemental Executive Retirement Plan Agreement

The 2025 Supplemental Executive Retirement Plan Agreement (the “2025 SERP”) supplements Mr. Ritrievi’s Amended and Restated Supplemental Executive Retirement Plan Agreement, between Mr. Ritrievi and the Bank, dated September 6, 2022 (the “2022 SERP”). The 2022 SERP remains in full force and effect.

The 2025 SERP provides for the monthly payment of a fixed cash benefit over a period of fifteen years, commencing on the first day of the month following the later of Mr. Ritrievi’s separation from service or upon attaining normal retirement age (age 73): (i) upon termination of employment on or after attaining normal retirement age; (ii) upon early termination by the Bank or Mr. Ritrievi, other than for cause; or (iii) upon termination of employment within two years following a change in control of the Bank. Alternatively, the monthly payment of a fixed cash benefit over a period of fifteen years will commence upon Mr. Ritrievi’s earlier disability or death.

The annual benefit to Mr. Ritrievi after achieving normal retirement age (73) is $404,480, to vest ratably over the next ten years, and shall be increased by a factor of 2.0% each year after the benefit is fully vested. The normal retirement benefit becomes fully vested automatically upon a termination following a change in control or Mr. Ritrievi’s disability. In the event of Mr. Ritrievi’s termination of employment other than for cause or by Mr. Ritrievi for good reason, vesting is accelerated by three years.

The 2025 SERP provides that, in the event that payments to be received by Mr. Ritrievi, when taken together with payments and benefits payable to or on behalf of Mr. Ritrievi under any other plans, contracts or arrangements, would constitute an excess parachute payment under Internal Revenue Code Section 280G, Mr. Ritrievi may elect to reduce the payment actually received in order to reduce or eliminate the impact of the excise tax under Section 4999 of the Code. Mr. Ritrievi is not entitled to a “gross-up” payment to reduce the effect of the tax under Section 4999 of the Code.

The 2025 SERP also contains non-competition and non-solicitation covenants. A violation of such covenants, except in limited circumstances, would result in the forfeiture of any unpaid benefits to Mr. Ritrievi.

The foregoing summary of the 2025 SERP is not complete and is qualified in its entirety by reference to the full text of the 2025 SERP attached hereto as Exhibit 10.2, and incorporated herein by reference.

ITEM 9.01    Financial Statements and Exhibits
(d)Exhibits.

10.1	Mid Penn Bank Split Dollar Agreement between Mid Penn Bank and Rory G. Ritrievi dated October 24, 2025.

10.2	Mid Penn Bank 2025 Supplemental Executive Retirement Plan Agreement between Mid Penn Bank and Rory G. Ritrievi dated October 24, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID PENN BANCORP, INC. (Registrant)

Date: October 24, 2025	By:	/s/ Rory G. Ritrievi
Rory G. Ritrievi
President and Chief Executive Officer